As filed with the Securities and Exchange Commission on May 28, 1999
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GARDENBURGER, INC.
             (Exact name of registrant as specified in its charter)

                                     OREGON
         (State or other jurisdiction of incorporation or organization)

                                   93-0886359
                      (I.R.S. Employer Identification No.)

                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
                   (Address, including zip code, and telephone
              number including area code, of registrant's principal
                               executive offices)

                                Richard C. Dietz
   Executive Vice President, Chief Financial Officer, Treasurer and Secretary
                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                              Mary Ann Frantz, Esq.
                               David G. Post, Esq.
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S.W. Fifth Avenue
                             Portland, Oregon 97204
                                 (503) 224-5858

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                          ----------------------------

                  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
____________________________.

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] ----------------------------.

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------- ------------------ ---------------------- ------------------------- ------------------
Title of each class of          Amount to be       Proposed maximum       Proposed maximum          Amount of
securities to be registered     registered (1)     offering price per     aggregate offering price  registration fee
                                                   unit (1)
------------------------------- ------------------ ---------------------- ------------------------- ------------------

Common Stock,                   4,062,500 shares          $7.797                $31,675,313              $9,344
no par value
------------------------------- ------------------ ---------------------- ------------------------- ------------------

                  (1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee, based on the maximum number of shares issuable upon the conversion of the registrant's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding, at the lowest conversion price which may become applicable, subject to adjustment pursuant to antidilution provisions, and the average of the high and low sale prices of the common stock on May 25, 1999, $7.797 per share, as reported on the Nasdaq National Market.


                          -----------------------------

                  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS


                               GARDENBURGER, INC.

                        4,062,500 SHARES OF COMMON STOCK

                  This prospectus is part of a registration statement covering up to 4,062,500 shares of our common stock. The shares being registered for resale are or may become issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock originally issued in a private placement in April 1999. The registered common stock may be offered and sold from time to time, following issuance, by the shareholders identified on page 9 of this prospectus. For additional information relating to sales of shares of common stock, you should refer to the section entitled "Plan of Distribution" on page 11.

                  We will not receive any portion of the proceeds from the sale of these shares. All costs relating to the registration of these shares will be borne by us.

                  Gardenburger, Inc.'s common stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "GBUR". The last reported sale price of shares of common stock on May 26, 1999, was $8.063 per share.

                  Gardenburger, Inc. was incorporated in Oregon in 1985. Our principal executive office is located at 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205, and its telephone number is (503) 205-1500.

                  THE SHARES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" DESCRIBED BEGINNING ON PAGE 3.

================================================================================

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                       The date of this Prospectus is May __, 1999.

                  You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplements. No one has been authorized to provide you with any other information in respect of this offering of shares. You should not assume that the information in this prospectus or any supplement is current as of any date other than the date set forth on the document.

                                TABLE OF CONTENTS

CAUTIONARY STATEMENT..........................................................2

RISK FACTORS..................................................................3

THE COMPANY...................................................................8

RECENT DEVELOPMENTS...........................................................8

SELLING SHAREHOLDERS..........................................................9

PLAN OF DISTRIBUTION.........................................................11

LEGAL MATTERS................................................................12

EXPERTS......................................................................12

WHERE YOU CAN FIND MORE INFORMATION..........................................12



                              CAUTIONARY STATEMENT

                  This prospectus and information incorporated by reference into this prospectus contain forward-looking statements. Forward-looking statements are statements about the future that contain prospective information. Such prospective information is subject to change and may be affected by risks and uncertainties that may cause actual results to differ from future results implied by the forward-looking statements. In addition, risks and uncertainties may cause historical results to be a less accurate indicator of future results. Important risks that could cause actual results to differ from those implied by the forward-looking statements are described under "Risk Factors" in this prospectus and in various sections in our other reports filed with the SEC. Investors are cautioned not to place undue reliance on the forward-looking statements.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

                  WE MAY NOT SUSTAIN OUR CURRENT SALES INCREASES WHICH COULD LEAD TO LOWER SALES GROWTH THAN EXPECTED.

                  We invested heavily in a national television and print advertising campaign beginning in April 1998 in an effort to increase consumer awareness of our products. As a result of this campaign, we experienced a substantial increase in sales for 1998. We recently began a similar advertising campaign for 1999. Despite our continued advertising efforts, demand for our products may not continue to increase at a rate similar to that experienced in 1998. In addition, our advertising campaign may not generate as many new sales as the 1998 campaign and could even fail to generate any additional sales. It is also possible that, without renewed television advertising in the future, we may not be able to sustain any sales gains we do achieve. If our new advertising campaign does not lead to new sales consistent with past trends, our sales growth will be less than expected.

                  OUR SALES MAY BE DEPENDENT ON CONTINUED ADVERTISING AND PROMOTIONS WHICH COULD LEAD TO HIGHER THAN EXPECTED COSTS OF SALES.

                  If sales become dependent on advertising expenditures, our long-term cost of sales may be higher than anticipated. In addition to our advertising expenditures, we have also conducted various trade promotions that have positively influenced sales results. There is a risk that consumers may not try or continue to purchase our products without incentives provided by coupons or awareness generated by our sales and marketing efforts. If this proves to be true, it would negatively affect the margins we achieve on our products due to higher than expected costs of sales and could lead to continued operating losses. Also, if our sales fall short of expectations, grocery stores may reduce shelf space allocated to our products. Reductions in available shelf space would make it increasingly difficult to maintain our sales levels.

                  WE  SUBSTANTIALLY  RELY  ON A  SINGLE  PRODUCT  LINE  AND  ARE
THEREFORE MORE VULNERABLE TO COMPETITION, CHANGES IN CONSUMER PREFERENCES, AND OTHER MARKET RISKS AFFECTING DEMAND FOR OUR VEGGIE BURGERS THAN IF WE HAD MULTIPLE PRODUCTS.

                  Our sales are attributable almost entirely to the Gardenburger(R) veggie burger product line. The original Gardenburger veggie patty still accounts for the majority of our sales, although our gourmet flavored varieties are gaining increased market acceptance. If demand for our veggie burgers should decline or not increase at the currently anticipated rate, our business would be adversely affected to a greater degree than if we had multiple product lines. We are also more vulnerable to competition than companies that have a more diversified product mix.

                  We believe that demand for our veggie burgers is due in part to the public's increased awareness of the health risks in a high fat diet, including the consumption of large amounts of red meat. Safety concerns associated with red and white meat have also, to a lesser extent, caused consumers to search for meat replacement products. Our business will be adversely affected if current trends towards health awareness do not continue or if consumers do not continue to perceive benefit from health oriented products. Also, the market for meat replacement products is extremely competitive and consumers may find other meatless products more appealing, or they may turn instead to meat products that are lower in fat such as turkey and chicken. Changes in consumer preferences of this nature could lead to substantially lower sales of our products.

                  WE HAVE A HISTORY OF OPERATING LOSSES AND SUBSTANTIAL WORKING CAPITAL NEEDS AND MAY NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR STRATEGIC PLAN.

                  We incurred significant operating losses in our last two fiscal years. These losses are largely due to the expenses of our strategic plan to penetrate the retail grocery channel and increase consumer awareness of our veggie burger products through extensive advertising. As a result, we have experienced significant negative cash flow from operations which may continue into the future. If we are unable to generate sufficient revenues to return to profitability, we may not be able to adhere to our strategic plan without raising additional capital.

                  WE  HAVE  SIGNIFICANT   OUTSTANDING   INDEBTEDNESS  WHICH  MAY
DECREASE OUR OPERATING FLEXIBILITY AND MAKE IT MORE DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL.

                  Because our strategic plan involves significant investment in advertising, we have had to raise substantial amounts of capital in order to pay for our advertising and marketing efforts. We have large amounts of outstanding indebtedness under our bank revolving credit line and $15 million principal amount of convertible notes outstanding. In addition, we recently completed a $32.5 million financing involving the sale of preferred stock to the selling shareholders described in this prospectus. Our existing agreements with our lenders and our preferred shareholders contain significant restrictions on our activities and may make it difficult for us to raise additional capital. For instance, we cannot sell equity securities except under limited circumstances or incur additional indebtedness or capital lease obligations without the approval of a majority of our preferred shareholders. If we have to raise additional capital, new financing may not be available or may be available only on very restrictive terms.

                  WE FACE DIFFICULTIES ASSOCIATED WITH MANAGING OUR GROWTH.

                  We have rapidly expanded our business in the past few years. This rapid growth places significant demands on our management, administration, and operations. Our future performance and profitability will depend in large part on our ability to manage our growth and attract and retain additional qualified management experienced in our business and with other rapidly growing enterprises. Further investment will be needed to enhance our management information systems and adapt those systems, as necessary, to respond to our expanding business.

                  ALL OF OUR MANUFACTURING CAPACITY IS CONCENTRATED IN ONE FACILITY.

                  Our only production facility is located in Clearfield, Utah. A substantial disruption in the facility's production capacity as a result of fire, power outage, severe weather, regulatory actions or work stoppages would significantly impair our ability to manufacture our products at planned levels.

                  WE FACE SIGNIFICANT COMPETITION WITHIN THE MARKET FOR VEGGIE BURGERS AND OTHER MEAT ALTERNATIVE PRODUCTS THAT MAY CREATE DOWNWARD PRESSURE ON PRICES AND DEMAND FOR OUR PRODUCTS.

                  The market for veggie burgers and other meat alternative products is highly competitive. Large and small food companies have introduced meat-replacement products in the market and others may introduce products of their own. Consumers may find these products tastier, healthier, less expensive or otherwise more appealing than the Gardenburger veggie burger. Major food companies not currently in the market could enter the market at any time. We also believe that our products compete with low fat meat products and frozen, mass produced low calorie/low fat entrees. These products are generally produced by large companies that have substantially greater financial resources and marketing experience than we do. Competitive pressures may adversely affect our ability to maintain premium pricing, and could lead to reduced sales and limit our ability to achieve positive operating results.

                  OUR BUSINESS INVOLVES RISKS RELATED TO CONSUMER COMPLAINTS AND PRODUCT LIABILITY THAT COULD LEAD TO NEGATIVE PUBLICITY AND ADVERSELY AFFECT OUR SALES LEVELS.

                  Our business involves the preparation and processing of food products. Any negative publicity generated by complaints relating to our products could adversely affect our sales levels. A legal claim relating to product liability could lead to losses exceeding our $2 million of product liability insurance coverage and $20 million of general umbrella coverage, and could also impede our business due to negative publicity.

                  WE ARE DEPENDENT ON THE RETENTION OF OUR KEY PERSONNEL.

                  Our success depends upon the continued service of our chief executive officer and other members of our senior management team recruited by our chief executive officer. The loss of the services of our chief executive officer or of other senior management could adversely affect our business. Furthermore, we are dependent on our ability to identify, recruit and retain additional personnel. Competition for qualified employees is intense and growing, and we may not be successful in these efforts. We do not carry key person insurance on any of our employees.

                  WE  ARE  DEPENDENT  ON  FOOD  BROKERS  AND   DISTRIBUTORS  FOR
DISTRIBUTION OF OUR PRODUCTS AND THE LOSS OF KEY DISTRIBUTORS COULD DECREASE THE VOLUME OF OUR PRODUCT DISTRIBUTION AND NEGATIVELY AFFECT OUR SALES LEVELS.

                  We depend on intermediaries to make sales, including independent food brokers and distributors. We could lose sales if one or more of our key food brokers or distributors were to discontinue handling our products, go out of business or decide to emphasize distributing products of competitors.

                  CHANGES IN GOVERNMENT REGULATION OR ACTIONS BY GOVERNMENT OFFICIALS COULD ADVERSELY AFFECT OUR BUSINESS.

                  The manufacturing, packaging, storage, distribution and labeling of food products are subject to extensive federal and state laws and regulations. There is a possibility that new laws could be passed or regulations adopted or that more stringent interpretations of current laws or regulations could arise, each of which could increase our cost of doing business or negatively affect our sales levels. Regulators also have broad powers to protect public health, including the power to inspect our facilities, order shutdowns, seize product, or order recalls. Regulators may impose substantial fines and seek criminal sanctions in certain cases. Any negative publicity resulting from any of the foregoing actions would likely cause decreased demand for our products.

                  OUR BUSINESS HAS HISTORICALLY INVOLVED SEASONAL FLUCTUATIONS IN OPERATING RESULTS.

                  We experience significant quarterly fluctuations in sales due to seasonal changes in product demand. Sales have historically been higher in the second and third quarters and lower in the first and fourth quarters. We expect these seasonal trends to continue for the foreseeable future. A significant portion of our operating expenses are fixed or concentrated in certain quarters and the planning of our expenditures is based on forecasts for revenues. If sales fall below expectations, the adverse effect on operating results will be magnified if we are unable to adjust expenses quickly enough to compensate for the shortfall.

                  WE MAY FAIL TO BE YEAR 2000 COMPLIANT.

                  Although we believe that we have identified and developed plans to address internal Year 2000 issues, we expect some internal problems to arise. As with most businesses, we are also at risk from systemic Year 2000 failures or failures of our customers, suppliers or transporters. Any Year 2000 failure could have a material negative effect on our business and results of operations.

                  PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED AND MAY BE COSTLY.

                  The Gardenburger(R) trademark and our other trademarks are important to our financial success and business plan. Any failure on our part to enforce our trademark rights or inability to monitor use of our trademarks could damage our efforts to establish brand recognition, or make it difficult for us to obtain the financial rewards from our branding of the market. We seek to aggressively protect our rights in our brand name and existing trademarks and to obtain registration of our trademarks in the United States and other countries. Nonetheless, third parties may infringe or misappropriate our trademarks, and we could be required to incur substantial costs to protect our trademarks or lose our rights. We do not hold any patents covering recipes or production methods and, therefore, can only protect them as trade secrets. Some or all of these trade secrets could be obtained by others or could enter the public domain, which could place us at a competitive disadvantage.

                  OUR  STOCK   PRICE  MAY  BE   ADVERSELY   AFFECTED  BY  MARKET
VOLATILITY.

                  The market price of our common stock has been and will likely continue to be subject to significant fluctuations due to events affecting our business or the trading markets generally. This volatility in our stock price may make it difficult for you to plan for sales of our stock or to sell our stock at your desired time and price.

                  WE DO NOT PLAN TO PAY DIVIDENDS AND DIVIDEND PAYMENTS ARE RESTRICTED.

                  We do not intend to pay cash dividends in the foreseeable future. Under the terms of the note purchase agreement relating to our convertible notes issued in 1998, we cannot pay cash dividends without the consent of the holders of the notes as long as at least $5,000,000 in principal amount of the notes remain outstanding. There are additional restrictions on the payment of dividends on our common stock in our articles of incorporation that will continue so long as any preferred shares issued in April 1999 remain outstanding.

RISKS RELATED TO THIS OFFERING OF SHARES

                  SALES OF PRIVATELY HELD SHARES COULD NEGATIVELY AFFECT OUR STOCK PRICE.

                  This  prospectus  relates  to the  offering  for sale of up to
4,062,500 shares of common stock. We also have a registration statement covering 1,327,624 shares of common stock that may be issued upon conversion of, or in payment of interest on, our convertible notes. Options to purchase 3,224,991 shares of common stock are also outstanding. The convertible notes and the preferred stock held by the selling shareholders may be converted into common stock at any time at the discretion of the holders, and then sold. The current conversion prices for the notes and preferred stock are $12.12 and $10.00, respectively. Sales, including block sales, of a significant number of these shares of common stock, or the potential for such sales, could adversely affect the prevailing market price for our common stock. This effect may be particularly significant because these shares represent a large percentage of our total outstanding stock.

                  ANTI-TAKEOVER CONSIDERATIONS COULD MAKE AN ACQUISITION BY A THIRD PARTY DIFFICULT, REDUCING YOUR CHANCES OF OBTAINING A PREMIUM FROM THE SALE OF YOUR SHARES IN A CHANGE IN CONTROL.

                  Oregon corporate law contains provisions that could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the company without the approval of our board of directors. Our articles of incorporation contain provisions designed to prevent sudden changes in the composition of the board of directors, and we have adopted a Rights Agreement which could have the effect of discouraging the sale of the company or bids for the common stock. In addition, certain provisions in the convertible notes and in the outstanding preferred shares could have a similar effect. All of these considerations may make it more difficult for you to obtain a premium for the sale of your shares in connection with a change in control of the company.

                  LARGE SHAREHOLDERS MAY CONTROL OUR OPERATIONS AND MAY HAVE INTERESTS CONTRARY TO YOURS.

                  Certain large  shareholders  beneficially own large amounts of our common stock, including (i) Paul F. Wenner, Chief Creative Officer and a director, who has beneficial ownership of 1,959,574 shares of common stock, (ii) Dresdner Kleinwort Benson Private Equity Partners, L.P. ("Dresdner"), which is the beneficial owner of 1,340,576 shares of common stock through its ownership of our convertible notes, and (iii) selling shareholders such as Rosewood Capital III, L.P., various entities affiliated with Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., and Gruber & McBaine International, which beneficially own 1,000,000, 1,000,000, and 613,850 shares, respectively. As of May 1, 1999, we had 8,839,251 shares of common stock outstanding. As a result of this significant beneficial ownership by Mr. Wenner, Dresdner, and the selling shareholders, as well as the right of Dresdner to designate a nominee to the board of directors and the preferred shareholders to elect two directors as a separate voting group, each of Mr. Wenner, Dresdner, and the selling shareholders may exercise substantial influence over our affairs, including the election of directors and any significant corporate transactions. Their interests may be contrary to yours.


                                   THE COMPANY

                  Gardenburger, Inc. is the leading producer and marketer of veggie burgers. We have substantial market share in multiple food distribution channels, including retail groceries, food service outlets, club stores and natural food outlets. Our product line includes the grain-based original Gardenburger(R) veggie burger, a series of recently introduced gourmet flavored variations on the original veggie burger, and other soy-based veggie burger products. The original Gardenburger patty is the number one national brand of veggie burger in all four distribution channels. Our gourmet flavored and soy-based veggie burgers continue to achieve increased market acceptance.

                  In 1998, we conducted an aggressive national television advertising campaign with the goal of branding the meat alternative category with the Gardenburger name and converting the veggie burger from a niche health food product into a mainstream consumer product. Sales of our products increased substantially in 1998 following our initial national campaign. Advertising efforts have continued in 1999 with a national advertising campaign that commenced in April. Our products are distributed to more than 26,000 grocery stores, 35,000 food service outlets, including several national restaurant chains and smaller local outlets, 600 club stores, and 4,000 natural food stores.

                               RECENT DEVELOPMENTS

                  On April 14, 1999, we sold 2,762,500 shares of Series A Convertible Preferred Stock and 487,500 shares of Series B Convertible Preferred Stock to several institutional and accredited investors listed later in this prospectus under the heading "Selling Shareholders." The sales price was $10.00 per share. We received gross proceeds of $32,500,000 from the sale of the preferred shares, and incurred expenses of approximately $2,300,000. BT Alex. Brown

Incorporated received a fee of $1,920,000 for its services to us as placement agent for the sale. No other preferred stock has been issued.

                  Both series of preferred stock are convertible into shares of our common stock at an initial conversion price of $10.00 per share. The shares may be converted at any time at the discretion of each holder. The conversion price is subject to anti-dilution adjustments in the event of changes in our common stock due to stock splits, stock dividends, issuances of our common stock for consideration less than the initial conversion price or other similar events. In addition, the conversion price for the Series B shares will be adjusted immediately to $3.75 per share if we fail to meet specified financial performance targets for fiscal years 1999 and 2000.

                  The preferred shares are entitled to a 12 percent cumulative annual dividend which is payable only upon redemption of the preferred shares or in the event of liquidation or deemed liquidation of the company. We are prohibited from paying cash dividends to our common shareholders unless the accumulated dividends on the preferred shares have been paid in full.

                  As long as a majority  of the Series A  Convertible  Preferred
Stock remain outstanding, the holders of the Series A Convertible Preferred Stock are entitled to elect two directors to our board. In accordance with this provision, Kyle A. Anderson and Jason M. Fish were elected directors effective April 14, 1999. Otherwise, each preferred share is entitled to one vote on all matters presented to our shareholders, including the election of other directors. The holders of the preferred shares will vote together with our common shareholders as a single class except as otherwise required by law or with respect to significant corporate transactions as to which our articles of incorporation give the preferred shares specified voting rights.

                  The Company relied upon the exemption from registration provided by Rule 506 under the Securities Act of 1933 with respect to the offer and sale of the preferred shares. We agreed to register the shares of common stock issuable upon conversion of the outstanding preferred shares in connection with the sale and are filing this registration statement to satisfy this obligation.


                              SELLING SHAREHOLDERS

                  The common stock registered for sale pursuant to this prospectus is issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, including those shares issuable upon any failure to meet financial performance targets provided under the terms of the Series B Convertible Preferred Stock. In addition, in accordance with Rule 416 under the Securities Act, this registration statement also covers an undetermined number of additional shares as may become issuable as a result of adjustments in the respective conversion prices of the preferred shares to prevent dilution. Both classes of preferred stock were sold to the investors listed below as selling shareholders in a private placement. Gardenburger, Inc. will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

                  The selling shareholders have had no material relationship with the company within the past three years, except that (i) BT Alex. Brown Incorporated, an affiliate of selling shareholders BT Capital Investors, L.P. and BT Investment Partners, Inc., acted as placement agent for the company in connection with the private placement and received a fee of $1,920,000 for its services and repayment of expenses of approximately $160,000, and (ii) Jason M. Fish, who is a managing member of Farallon Capital Management, L.L.C., and Farallon Partners, L.L.C., and Kyle A. Anderson, who is a founding member of Rosewood Capital Associates, L.L.C., have each been elected on April 14, 1999, as a director of Gardenburger, Inc. by the preferred shareholders in accordance with the terms of the stock purchase agreement for the preferred shares.

                  The following table sets forth information as of May 1, 1999, relating to the beneficial ownership of the company's common stock, without taking into account any adjustments in the conversion price of preferred shares, by each selling shareholder. The numbers and percentages of shares beneficially owned set forth in the footnotes below are based on 8,839,251 shares outstanding at May 1, 1999 and have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power or may, within 60 days of May 1, 1999, acquire such power.

------------------------------------------- ------------------------------- ------------------------ ---------------------------
                                                     COMMON STOCK                                        COMMON STOCK OWNED
                                                    OWNED PRIOR TO            COMMON STOCK BEING         FOLLOWING OFFERING
           SELLING SHAREHOLDERS                      OFFERING (1)                 OFFERED(1)


Rosewood Capital III, L.P.                            1,000,000                    1,000,000                      --

Farallon Capital Partners, L.P.(2)                      280,000                      280,000                      --

Farallon Capital Institutional Partners,                302,800                      300,000                    2,800
L.P.(2)

Farallon Capital Institutional                           50,900                       50,000                      900
Partners II, L.P.(2)

Farallon Capital Offshore Investors,                    250,000                      250,000                      --
Inc.(2)

The Common Fund (2)                                      10,000                       10,000                      --

Farallon Capital (CP) Investors, L.P.(2)                 30,000                       30,000

Farallon Capital Institutional Partners                  60,000                       60,000                      --
III, L.P.(2)

Tinicum Partners, L.P.(2)                                20,000                       20,000                      --

BT Capital Investors, L.P.                              500,000                      500,000                      --

BT Investment Partners, Inc.                            150,000                      150,000                      --

U.S. Development Capital Investment                     150,000                      150,000                      --
Company

                                     - 10 -


Arvin H. Kash                                            25,000                       25,000                      --

William D. Smithberg                                     25,000                       25,000                      --

Gruber & McBaine International (3)                      613,850                       75,000                  538,850

Lagunitas Partners, L.P. (4)                            475,250                      225,000                  250,250

Pitt & Co. (5)                                           70,000                       70,000                      --

Hare & Co. (5)                                           30,000                       30,000                      --

         Total                                        4,042,800                    3,250,000                  792,800


(1) Numbers exclude a total of 812,700 additional shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock ("Series B Preferred") on a pro rata basis in the event the company fails to meet certain financial performance targets described in the determination of terms for the Series B Preferred.

(2) These entities acquired in the aggregate 1,000,000 preferred shares. Each entity acquired directly and in its own name the preferred shares which convert into the common stock listed above. Farallon Capital Management, L.L.C. is the investment adviser to Farallon Capital Offshore Investors, Inc., and The Common Fund. The general partner of each remaining entity is Farallon Partners, L.L.C. All of such entities disclaim group attribution. In addition to the 1,000,000 common shares listed above, Farallon Capital Institutional Partners, L.P. owns 2,800 common shares and Farallon Capital Institutional Partners II, L.P. owns 900 common shares. These additional 3,700 common shares were previously acquired and are not a part of this offering.

(3) Gruber & McBaine Capital Management, LLC ("GMCM"), filed a Schedule 13D dated February 25, 1999, reporting shared voting and dispositive power as to 538,850 shares held by GMCM, its principals John D.Gruber ("Gruber"), J.
Paterson McBaine ("McBaine") and Thomas Lloyd-Butler and certain of its investment affiliates. The Schedule 13D indicates that Gruber has sole voting and dispositive power as to an additional 69,150 shares and that McBaine has sole voting and dispositive power as to an additional 41,200 shares. As a result, GMCM would be deemed to beneficially own 6.1 percent of the outstanding common stock following the completion of this offering.

(4) Lagunitas Partners, L.P., an investment limited partnership in which GMCM is the general partner, has shared voting and dispositive power as to 250,250 additional common shares, and would be deemed to beneficially own 2.8 percent of the outstanding common stock after completion of this offering.

(5) GMCM acts as an investment advisor to the clients beneficially owning the shares held by these nominees.

                  Information relating to the selling shareholders may change from time to time in which case new information will be set forth in supplements to this prospectus. In addition, the per share conversion price of preferred shares is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the preferred shares are convertible may increase or decrease.


                              PLAN OF DISTRIBUTION

                  The selling shareholders may sell their shares of common stock in one or more transactions (which may involve one or more block transactions) on The Nasdaq Stock Market and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The selling shareholders may also sell registered shares in accordance with Rule 144 under the Securities Act.

                  The company has agreed to keep the registration of the shares effective until the date upon which all of the shares have been sold.

                  In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the company, including fees of the selling shareholders' counsel. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

                  Gardenburger, Inc. has agreed to indemnify certain persons, including the selling shareholders, their directors, officers, employees, agents, general and limited partners, and controlling persons, against certain liabilities in connection with this prospectus or the registration statement to which it relates, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

                  The validity of the issuance of the common stock offered hereby has been passed upon for the company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon.

                                     EXPERTS

                  The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

                  This prospectus is part of a registration statement which we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that can be found in the registration statement. Please see the registration statement for additional information about us.

                  We  file  annual,   quarterly  and  current   reports,   proxy
statements, and other information with the SEC. You may read and copy any reports, registration statements, and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

                  The SEC allows us to "incorporate by reference" into this prospectus certain information contained in our publicly-filed documents. This means that important information is disclosed to you by referring you to those documents. The information that is incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information in this prospectus and in other documents.

                  We incorporate by reference the documents listed below:

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  1998;

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (3) Our Current Reports on Form 8-K filed with the SEC on January 28, 1999 and April 1, 1999; and

         (4) Our registration statement on Form 8-A dated June 23, 1992, as supplemented by the description of our common stock which is contained in Exhibit 99 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                  In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will also be incorporated by reference.

                  You may request free copies of all of these filings (excluding exhibits) by writing or telephoning us. You should direct requests to Amanda Cole, Investor Relations, Gardenburger, Inc., 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205; telephone--(503) 205-1500.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:


Registration Fee......................................................$   9,344
Legal Fees............................................................  200,000*
Accounting Fees.......................................................   25,000*
Printing..............................................................    5,000*
Miscellaneous.........................................................   10,656*
                                                                        -------
         Total........................................................ $250,000*
                                                                       ========
--------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

                  Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests, (ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

                  The  registrant's  Restated  Articles of  Incorporation do not
contain  any  provisions   regarding   indemnification.   Section  10.1  of  the
registrant's  1995 Restated  Bylaws,  as amended,

                                    - II-1 -
provides that the registrant shall indemnify its directors and officers to the fullest extent not prohibited by law, including, but not limited to, the Act.

                  The registrant's Restated Articles of Incorporation provide for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (A) any breach of the director's duty of loyalty to the corporation or its shareholders; (B) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) any unlawful distribution under Section 60.367 of the Act; or (D) any transaction from which the director derived an improper personal benefit.

                  The registrant has entered into indemnity agreements with each of its current directors. The agreements provide that the registrant will hold harmless and indemnify the director against any liability (as defined) or expense (as defined), including attorneys' fees, incurred in any threatened, pending or completed actions, suits or proceedings, involving the director by reason of the fact that he or she is or was a director of the registrant to the broadest and maximum extent permitted by Oregon law (including the Act).

                   The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16.  EXHIBITS.

                  The exhibits to the Registration Statement required by Item 601 to Regulation S-K are listed in the index to exhibits appearing at page II-6.

ITEM 17.  UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated herein by reference;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that is incorporated herein by reference;

                                    - II-2 -

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    - II-3 -

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 28th day of May, 1999.


                              GARDENBURGER, INC.


                              By:      /s/ Richard C. Dietz
                                       Richard C. Dietz
                                       Executive Vice President, Chief Financial
                                       Officer, Secretary and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and as of the 28th day of May, 1999.

Signature                                                     Title


PRINCIPAL EXECUTIVE OFFICER:


LYLE G. HUBBARD*              Director, President and Chief Executive Officer



PRINCIPAL FINANCIAL
AND ACCOUNTING OFFICER:


/s/ Richard C. Dietz     Executive Vice President, Chief Financial Officer,
Richard C. Dietz              Secretary and Treasurer

                                    - II-4 -

A MAJORITY OF THE BOARD OF
DIRECTORS:


KYLE A. ANDERSON*                   Director
ALEXANDER P. COLEMAN*               Director
RONALD C. KESSELMAN*                Director
RICHARD L. MAZER*                   Director
MARY O. McWILLIAMS*                 Director
MICHAEL L. RAY*                     Director
E. KAY STEPP*                       Chairman of the Board
PAUL F. WENNER*                     Founder, Chief Creative Officer and Director


*By:    /s/ Richard C. Dietz
         Richard C. Dietz
         Attorney-in-Fact

                                    - II-5 -

                               GARDENBURGER, INC.

                                  EXHIBIT INDEX

Exhibit No.                Description

4.1                        Instruments  defining the rights of security holders.
                           See Article II, Sections 3, 4, and 5 of Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1999, and Article I of the registrant's 1995 Restated Bylaws, as amended March 29, 1999, incorporated by reference to Exhibit 3.2 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1999.

4.2 Rights Agreement between the registrant and First Chicago Trust Company of New York, dated April 25, 1996 ("Rights Agreement"), incorporated by reference to Exhibit 4 to the registrant's Current Report on Form 8-K filed May 8, 1996.

4.3 Amendment No. 1 dated as of March 26, 1998, to the Rights Agreement, incorporated by reference to
                           Exhibit 10.3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

4.4 Amendment No. 2 dated as of April 14, 1999, to the Rights Agreement, incorporated by reference to
                           Exhibit 10.5 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1999.

5                          Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP.

10.1 Stock Purchase Agreement made and entered into as of the 29th day of March, 1999, by and among the registrant and the purchasers identified on Exhibit A thereto, incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed April 1, 1999.

10.2 Amendment and Waiver of Stock Purchase Agreement dated April 14, 1999, by and among the registrant and the purchasers identified on Exhibit A thereto, incorporated by reference to Exhibit 10.3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1999.

10.3 Investor Rights Agreement dated as of April 14, 1999, between the registrant and the investors identified on Exhibit A thereto, incorporated by reference to
                           Exhibit 10.4 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1999.

23.1                       Consent of Arthur Andersen LLP.

23.2                       Consent of Miller,  Nash, Wiener, Hager & Carlsen LLP
                           (included in Exhibit 5).

24                         Power of Attorney of certain officers and directors.

--------------

                                    - II-6 -